Consent of Independent Registered Public Accounting Firm

The Board of Directors
RiverNorth Marketplace Lending Corporation:

We consent to the use of our report dated August 15, 2016 with respect to the financial statements of RiverNorth Marketplace Lending Corporation, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP
Chicago, Illinois
August 15, 2016